Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No’s. 333-49262, 333-26225, 333-28883, 333-28885, 333-30352, 333-38535, 333-57482, 333-66952, 333-66954, 333-82306, 333-83574, 333-84008, 333-97707, 333-108297, 333-112331, 333-115028 and 333-135128 on Form S-8, Registration Statement No. 333-64572 and 333-37924 on Form S-3, Registration Statement No’s. 333-38924, 333-40870, 333-44698, 333-46564, 333-83767 on Form S-3/A, and Registration Statement No. 333-45916 and 333-496644 on Form S-4/A of our reports dated May 22, 2007 relating to the consolidated financial statements and financial statement schedules of the AES Corporation and management’s report on the effectiveness of internal control over financial reporting (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” in 2006, the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” in 2005 and the restatement of the 2005 and 2004 consolidated financial statements, (2) express an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting, (3) express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K of the AES Corporation for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

McLean, Virginia
May 22, 2007